CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of LHA Market State Tactical Beta ETF, LHA Market State Tactical Q ETF, and LHA Risk‐Managed Income ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the period ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania

April 28, 2025